Exhibit 5.1

December 9, 2020

Board of Directors

Silver Bull Resources, Inc.

777 Dunsmuir Street, Suite 1610

Vancouver, B.C. V7Y 1K4

Canada

Ladies and Gentlemen:

We have acted as counsel to Silver Bull Resources, Inc., a Nevada corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the proposed offer and sale by the selling stockholders (the “Selling Stockholders”) named in the Registration Statement on Form S-1 (the “Registration Statement”) of 5,913,869 shares of common stock, par value $0.01 per share, of the Company (“Common Stock”), consisting of (i) 3,623,580 shares of Common Stock issued to the Selling Stockholders on October 27, 2020 in the initial tranche of a private placement (the “Initial Tranche Shares”), (ii) 1,811,789 shares of Common Stock issuable upon exercise of the Warrants (as defined below) issued to the Selling Stockholders on October 27, 2020 in the initial tranche of the private placement (the “Initial Tranche Warrant Shares”), (iii) 319,000 shares of Common Stock issued to a Selling Stockholder on November 9, 2020 in the second and final tranche of the private placement (the “Final Tranche Shares” and together with the Initial Tranche Shares, the “Shares”), and (iv) 159,500 shares of Common Stock issuable upon exercise of the Warrants issued to a Selling Stockholder on November 9, 2020 in the second and final tranche of the private placement (the “Final Tranche Warrant Shares” and together with the Initial Tranche Warrant Shares, the “Warrant Shares”). The Shares were issued to the Selling Stockholders pursuant to subscription agreements (the “Subscription Agreements”) between the Company and each Selling Stockholder, dated as of October 27, 2020 or November 9, 2020, as applicable. The warrants to purchase Common Stock (the “Warrants”) were issued by the Company to each Selling Stockholder on October 27, 2020 or November 9, 2020.

In connection with the rendering of the opinion hereinafter set forth, we have examined (i) copies of the organizational documents of the Company; (ii) resolutions of the Board of Directors of the Company relating to the issuance of the Shares, the Warrants, and the Warrant Shares; (iii) the Subscription Agreements; (iv) the Warrants; (v) the Registration Statement; and (vi) and other instruments and documents as we deemed necessary or advisable for the purposes of this opinion letter. In addition, we reviewed such questions of law as we considered appropriate.

Davis Graham & Stubbs LLP ▪ 1550 17th Street, Suite 500 ▪ Denver, CO 80202 ▪ 303.892.9400 ▪ fax 303.893.1379 ▪ dgslaw.com

Silver Bull Resources, Inc.

December 9, 2020

As to various questions of fact material to the opinions expressed below, we have, without independent third-party verification of their accuracy, relied to the extent we deemed reasonably necessary or appropriate upon the representations and warranties of the Company contained in such documents, records, certificates, instruments or representations furnished or made available to us by the Company.

In making the foregoing examination, we have assumed that (i) all information submitted to us is accurate and complete; (ii) all signatures on all documents examined by us are genuine; (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents; and (iv) all agreements or instruments we have examined are the valid, binding and enforceable obligations of the parties thereto. In addition, we assume for purposes of this opinion that, when any Warrant Shares are required to be issued pursuant to the terms of the Warrants, the number of such shares will not exceed the number then permitted to be issued under the Company’s articles of incorporation, as amended.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that:

1.                  The Shares have been duly authorized and are validly issued, fully paid and non-assessable.

2.                  The Warrant Shares have been duly authorized and, upon issuance on due exercise of the Warrants in accordance with the terms of the Warrants, including receipt by the Company of the full exercise price as consideration for the issue of each such Warrant Share, will be validly issued, fully paid and non-assessable.

We are opining herein as to the Nevada Private Corporations Chapter of the Nevada Revised Statutes, Nev. Rev. Stat. 78, including interpretations thereof in published decisions of the Nevada courts, and we express no opinion with respect to any other laws.

This opinion letter is given as of the date hereof, and we have no obligation to update this opinion letter to take into account any change in applicable law or facts that may occur after the date hereof. We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the use of our name in the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Davis Graham & Stubbs LLP

DAVIS GRAHAM & STUBBS LLP